UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2012

The Advisory Board Company

(Exact name of registrant as specified in its charter)

Delaware	000-33283	52-1468699
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 M Street, NW Washington, District of Columbia	20037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 266-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 30, 2012, The Advisory Board Company (the “Company”) and one of its subsidiaries entered into the agreements described below in connection with the Company’s new senior secured revolving credit facility.

Credit Agreement. On July 30, 2012, the Company obtained a $150 million five-year senior secured revolving credit facility. The revolving credit facility is extended under a credit agreement, dated as of July 30, 2012, among the Company, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent (the “administrative agent”), and the other agents party thereto.

Under the revolving credit facility, up to $150 million principal amount of borrowings and other credit extensions may be outstanding at any time. The facility loans may be borrowed, repaid and reborrowed from time to time during the term of the facility and will mature and be payable in full on July 30, 2017. At the Company’s election, and upon its satisfaction of specified conditions, the maximum principal amount available under the credit agreement may be increased by up to an additional $50 million in minimum increments of $10 million, which may be made available by increasing the revolving loan commitments or by the Company’s entry into one or more tranches of term loans. The credit agreement contains a sublimit for up to $5 million principal amount of swingline loans outstanding at any time and a sublimit for the issuance of up to $10 million of letters of credit outstanding at any time.

The revolving credit facility was undrawn at the facility closing date of July 30, 2012. The Company may use the proceeds of borrowings under the facility, when drawn, to finance working capital needs and for general corporate purposes, including permitted acquisitions.

Amounts drawn under the revolving credit facility generally will bear interest at an annual rate calculated, at the Company’s option, on the basis of either (a) an alternate base rate plus the applicable margin for alternate base rate loans under the credit agreement, which ranges from 0.75% to 1.50% based on the Company’s total leverage ratio, or (b) an adjusted LIBO rate plus the applicable margin for eurocurrency loans under the credit agreement, which ranges from 1.75% to 2.50% based on the Company’s total leverage ratio. The Company is required to pay a commitment fee on the unutilized portion of the facility at an annual rate of between 0.25% and 0.40% based on the Company’s total leverage ratio. The interest rate on the alternate base rate loans will fluctuate as the base rate fluctuates, while the interest rate on the eurocurrency loans will be adjusted at the end of each applicable interest period. At the facility closing date, the applicable margin for alternate base rate loans was 0.75% and the applicable margin for eurocurrency loans was 1.75%. Interest on alternate base rate loans will be payable quarterly in arrears, while interest on eurocurrency loans will be payable at the end of each applicable interest period, which may be one, two, three or six months, except that, in the case of a six-month interest period, interest will be payable at the end of each three-month period.

The Company is the borrower under the revolving credit facility. All of the Company’s obligations under the facility are and will be guaranteed by certain of its existing and future domestic subsidiaries. The obligations of the Company and each subsidiary guarantor under the facility are and will be secured by first-priority liens on, and first-priority security interests in, substantially all of their assets, including a pledge of some or all of the capital stock of each domestic subsidiary of the Company held by such loan party.

The revolving credit facility contains customary negative covenants restricting certain actions that may be taken by the Company and its subsidiaries. Subject to specified exceptions, these covenants limit the ability of the Company and its subsidiaries to incur indebtedness, create liens on their assets, pay cash dividends, repurchase the Company’s common stock and make other restricted payments, make investments or loans to other parties, sell assets, engage in mergers and acquisitions, enter into transactions with affiliates, and change their business. The facility also contains customary affirmative covenants, including, among others, covenants requiring compliance with laws, maintenance of corporate existence, licenses, properties and insurance, payment of taxes and performance of other material obligations, and delivery of financial and other information to the lenders under the credit agreement.

The Company is required under the credit agreement to satisfy the following three financial ratios, each of which will be measured for the Company and its subsidiaries on a consolidated basis as of the end of each fiscal quarter of the Company ending on and after September 30, 2012 for the period of four consecutive fiscal quarters ending with the end of each such fiscal quarter:

•

a maximum total leverage ratio, under which the ratio of consolidated total indebtedness to consolidated earnings before interest, taxes, depreciation, amortization and other items specified in the credit agreement (“EBITDA”) may not be greater than 3.50 to 1.00;

•	a maximum senior secured leverage ratio, under which the ratio of consolidated total secured indebtedness to consolidated EBITDA may not be greater than 2.50 to 1.00; and

•	a minimum interest coverage ratio, under which the ratio of consolidated EBITDA to consolidated interest expense may not be less than 3.00 to 1.00.

Consolidated EBITDA as such term is defined in the credit agreement may be calculated differently from the manner in which the Company may calculate “adjusted EBITDA” from time to time for purposes of its reports filed with the Securities and Exchange Commission and other publicly available financial disclosures.

Guaranty. All of the Company’s obligations under the facility are guaranteed by Advisory Board Investments, Inc., a subsidiary of the Company, pursuant to a Guaranty made as of July 30, 2012 by such subsidiary in favor of the administrative agent. Under the terms of the credit agreement, future domestic subsidiaries of the Company will be required to join the guaranty as guarantors.

Security Agreement. To secure their obligations under the revolving credit facility, the Company and Advisory Board Investments, Inc. entered into a Pledge and Security Agreement, dated as of July 30, 2012, with the administrative agent pursuant to which the Company and its subsidiary granted to the administrative agent first-priority security interests in substantially all of their present and future personal property. Under the terms of the credit agreement, future domestic subsidiaries of the Company will be required to join this agreement as grantors.

The credit agreement, the guaranty and the security agreement are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this report and are incorporated by reference in this Item 1.01. The foregoing summary of the terms of the credit agreement, the guaranty and the security agreement is not complete and is qualified in its entirety by reference to the applicable agreement.

The information set forth in Item 2.03 of this report is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference in this Item 2.03.

From and after July 30, 2012, subject to conditions of availability established under the credit agreement, the Company may become obligated as the borrower, and the Company’s domestic subsidiaries may become obligated as guarantors, of up to $150 million principal amount of senior secured indebtedness outstanding under the revolving credit facility at any time. The payment of all outstanding principal, interest and other amounts outstanding from time to time under the revolving credit facility may be declared immediately due and payable upon the occurrence of an event of default. The credit agreement contains customary events of default, including an event of default upon a change of control of the Company. An event of default also will occur under the credit agreement if the Company or, in some cases, a subsidiary guarantor fails to make payments when due, makes a material misrepresentation, fails to comply with affirmative or negative covenants, defaults on other specified indebtedness, fails to discharge specified judgments, becomes subject to certain claims under ERISA, or becomes subject to specified events of bankruptcy, insolvency, reorganization or similar events. If an event of default occurs and is not cured within any applicable grace period or is not waived, the lenders under the credit agreement would have the right to accelerate repayment of the indebtedness under the revolving credit facility to the extent provided in the credit documents and applicable law.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following documents are herewith filed as exhibits to this report:

Exhibit Number	Description of Exhibit
10.1	Credit Agreement, dated as of July 30, 2012, among The Advisory Board Company (the “Company”), the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the other agents party thereto.

10.2	Guaranty, dated as of July 30, 2012, by Advisory Board Investments, Inc. in favor of the Administrative Agent.

10.3	Pledge and Security Agreement, dated as of July 30, 2012, among the Company, Advisory Board Investments, Inc., and the Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE ADVISORY BOARD COMPANY

Dated: August 3, 2012	By:	/s/ Michael T. Kirshbaum
	Name:	Michael T. Kirshbaum
	Title:	Chief Financial Officer and Treasurer
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Credit Agreement, dated as of July 30, 2012, among The Advisory Board Company (the “Company”), the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the other agents party thereto.

10.2	Guaranty, dated as of July 30, 2012, by Advisory Board Investments, Inc. in favor of the Administrative Agent.

10.3	Pledge and Security Agreement, dated as of July 30, 2012, among the Company, Advisory Board Investments, Inc., and the Administrative Agent.